EXHIBIT 99.1

Global Geophysical Services, Inc. Files Plan of Reorganization and Disclosure Statement

Proposed Plan Reduces Company's Debt by Approximately $300 Million

Filing Represents Significant Milestone in Restructuring Process

HOUSTON, Sept. 25, 2014 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. ("Global" or the "Company") (OTCMKTS:GEGSQ) today announced that on September 24, 2014, the Company filed its Plan of Reorganization (the "Plan") and Disclosure Statement (the "Disclosure Statement") with the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Court"). The Plan is sponsored by the Company's Debtor-in-Possession ("DIP") lenders, which also hold approximately 56 percent of the Company's Senior Notes, and the material and economic terms of the Plan are supported by the Official Committee of Unsecured Creditors ("UCC"). Pursuant to the Plan, the Company intends to emerge from Chapter 11 protection by the end of 2014 with a significantly deleveraged balance sheet, but may delay such emergence if the results of the Company's marketing process yields a superior transaction pursuant to the Plan.

"We are pleased to have reached this important milestone in our financial restructuring process," said Richard White, Global Chief Executive Officer. "Our restructured balance sheet will better align Global's capital structure with current industry dynamics and provide additional free cash flow that, among other things, can be invested in new growth opportunities and additional programs across our key markets worldwide. We appreciate the support of our DIP lenders and of the UCC, which we believe reflects their confidence in the future prospects of the Company. We believe that, upon confirmation of our Plan and emergence from Chapter 11, Global will be well-positioned for long-term success."

Mr. White added, "I want to thank our employees for their commitment to serving our customers and their continued focus on operational excellence. I would also like to thank our loyal customers, affiliates, vendors and other stakeholders for their support as we continue to progress in our financial restructuring."

The Disclosure Statement filed on September 24, 2014 contains historical information regarding Global and certain of its affiliates, a description of proposed distributions to creditors and the terms of the Rights Offering, an analysis of the Plan's feasibility, a description of the Company's marketing process, as well as many of the technical matters required for the solicitation process, such as descriptions of who will be eligible to vote on the Plan and the voting process itself.

Global's Plan and Disclosure Statement are available at http://cases.primeclerk.com/ggs. The Plan is subject to confirmation by the Court. This press release is not intended as a solicitation for a vote on the Plan.

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir GradeSM seismic data acquisition, Multi-client data library products, seismic and micro seismic monitoring, processing, reservoir characterization and data analysis, interpretation services, and Autoseis® autonomous recording equipment. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

Forward-Looking Statements

Statements, other than statements of historical fact included in this press release that relate to forecasts, estimates or other expectations regarding future events and our financial position, business strategy and plans and objectives of our management for future operations, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about the Company's free cash flow, new growth opportunities and additional programs, projections of future performance and cash flow, budgets, and related financial performance and statements with respect to future events. Such forward-looking statements are predicated on certain assumptions based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or terminations of contracts, terrorist activities and armed conflicts in areas where we operate, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. A discussion of these factors, including risks and uncertainties, is set forth under "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the SEC. These forward-looking statements reflect the Company's current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. We can give no assurance that such expectations or assumptions will prove to be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. The forward-looking statements speak only as of the date made and, other than as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Unless the context otherwise indicates, references in this press release to "Global Geophysical Services," "Global Geophysical," "Global," "GGS," the "Company," "we," "us," "our," or "ours" refer to Global Geophysical Services, Inc. and its direct and indirect subsidiaries.

CONTACT: Investors
         Sean Gore
         ir@globalgeophysical.com
         Phone: (713) 808-1750
         Fax: (713) 972-1008
         www.globalgeophysical.com

         Media
         Meaghan Repko / Nick Lamplough
         Joele Frank, Wilkinson Brimmer Katcher
         Phone: (212) 355-4449